LETTER OF INTENT

Between
GREEN ENERGY LIVE, INC.
And
JEFFERY PECK

CONCERNING
STOCK PURCHASE ACQUISTION AGREEMENT OF PECK ELECTRIC, INC. BY GREEN
ENERGY LIVE, INC.

This Letter of intent is made this 12th day of November 2008 between Green Energy Live, Inc. ("GELV") and Jeffery Peck (together the "Sole Owner"), sole shareholder of Peck Electric, Inc. ("PEI").

RECITALS

WHEREAS, Sole Owner have indicated their intention to sell their ownership interests of Contemplated Sale Items;

WHEREAS, GELV have indicated their intention to purchase the Contemplated Sale Items;

NOW, THEREFORE, in consideration of furthering their respective business interests, GELV and Sole Owner do hereby agree as follows, with the intention that this Letter of Intent will be binding and be implemented under the contemplated terms of a Definitive Agreements ("Definitive Agreements"), see attached Exhibit A.

This is a letter of intent and the final terms of the agreement may change as to suit the findings of the due diligence, but be in the spirit of the forthcoming items:

1.
The Intentions proposed in this Letter of Intent and Definitive Agreements may change. As the due diligence process continues, both parties may desire cohesively to change the intentions of the transaction. Both parties may do so upon written consent of all parties.

a.
Cooperation in Due Diligence. Sole Owner shall cooperate in the due diligence of the Contemplated Sale Items and shall provide all the necessary paperwork to prove their  ownership of the Contemplated Sale Items.

b.	Audits. If GELV is unsatisfied with the status of PEI after the Audit of PEI is complete, GELV may terminate this Letter of Intent.

c.	Timeline:

i.	December 2008 Filing: GEL files additional shares with the Securities and Exchange Commission ("SEC"). See Section 4 of this Letter of Intent.

ii.	Effective Registration 30 to 90 Days after Filing: Waiting for Approval from SEC for approval of registration of additional shares.

iii.	60 Days from Effective Registration: Approximately 60 days after Effective Registration, GELV shall make the first payment of Total Purchase Price under the Note, See Section 3 of this Letter.

2.	Contemplated Sale Items. a. Sole Ownership in Peck Electric, Inc.

3.
Contemplated Total Estimated Purchase Price in Securities and/or Monies. The contemplated purchase price is Five Million Dollars ($5,000,000) ("Total Purchase Price"). It is contemplated that a Promissory Note ("Note") will be used for this purchase.

4.
Conditions for Purchase of Contemplated Sale Items. Sole Owner agrees and represents their understanding that the Definitive Agreements are dependent upon PEI completing a PCAOB certified financial audit, paid for and handled by GELV, and a GELV successful registration of an additional 20,000,000 GELV common shares with the Securities and Exchange Commission ("SEC").

5.
Formation. PEI shall be acquired by GELV through a reverse triangular merger. PEI shall be merged into a subsidiary of GELV, The subsidiary shall be called "GELV Cloud I, Inc." PEI shall be the surviving company. Owner Interests in PEI shall be transferred to GELV. Sole Owner shall be paid the Purchase Price.

6.	Outside Consultant and Audit Costs. Each party shall pay for their own consultant/counsel. GELV shall pay for the Audit costs.

7.
Non-Disclosure of Terms and other Discovered Information. No party shall disclose any and all material information to third parties without the other party's approval. Seller shall not engage other potential purchasers once the Audit procedure has started.

IN WITNESS WHEREOF, intending to be bound, the parties do hereby execute this Letter of Intent.

"Sole Owner" Jeffery Peck		"Buyer" Green Energy Live, Inc.

/s/Jeffery Peck	11/12/08	/s/Karen Clark	11/13/08
Jeffery Peck	Date	Karen Clark President	Date